Exhibit 99.1

MEDSPHERE SYSTEMS CORPORATION

Financial Statements

As of December 31, 2024 and 2023

And for the Years Then Ended

Together With Independent Auditors’ Report

To the Board of Directors of

Medsphere Systems Corporation

Opinion

We have audited the accompanying financial statements of Medsphere Systems Corporation (the Company), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, shareholders’ deficit, and cash flows for the years then ended, and the related notes to financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medsphere Systems Corporation as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Medsphere Systems Corporation and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company does not currently have sufficient cash and financing commitments to fund past due balances of the Company’s 2021 note payable and 2021 revolving loan of approximately $53,600,000 (balance as of December 31, 2024), which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with US GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about their ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

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Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audits.

/s/ Tanner LLC

September 23, 2025

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Medsphere Systems Corporation

Balance Sheets

As of December 31,

	2024	2023

Assets

Current assets:
Cash and cash equivalents	$1,991,109	$1,951,713
Restricted cash	165,000	165,000
Accounts receivable, net	3,368,155	3,594,859
Deferred customer acquisition and fulfillment costs, current portion	790,681	1,957,755
Prepaid expenses and other assets	1,573,596	2,517,850

Total current assets	7,888,541	10,187,177

Property and equipment, net	73,540	328,049
Goodwill, net	9,459,930	18,803,615
Intangible assets, net	-	144,693
Deferred customer acquisition and fulfillment costs, net of current portion	568,496	1,103,245
Operating lease right-of-use assets	203,202	282,700
Other assets	67,477	145,104

Total assets	$18,261,186	$30,994,583

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable	$5,070,468	$6,539,829
Current portion of notes payable	53,890,929	47,450,681
Accrued expenses	2,395,696	2,997,238
Deferred revenues	3,176,248	4,409,001
Current portion of operating lease liabilities	70,731	79,246

Total current liabilities	64,604,072	61,475,995

Notes payable, net of current portion and discount	2,775,282	1,720,306
Operating lease liabilities, net of current portion	137,008	207,664

Total liabilities	67,516,362	63,403,965

Commitments and contingencies

Shareholders’ deficit:

Convertible preferred stock, par value $0.001 per share; 2,677,320,511 shares authorized; 326,479,332 and 600,389,830 shares issued and outstanding, respectively	326,479	600,390
Common stock, par value $0.001 per share; 2,868,547,015 shares authorized; 398,015,543 and 404,628,632 shares issued and outstanding, respectively	398,016	404,629
Additional paid-in capital	124,639,362	124,332,612
Notes receivable from shareholders	(924,155)	(924,155)
Accumulated deficit	(173,694,878)	(156,822,858)

Total shareholders’ deficit	(49,255,176)	(32,409,382)

Total liabilities and shareholders’ deficit	$18,261,186	$30,994,583

See accompanying notes to financial statements.

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Medsphere Systems Corporation

Statements of Operations

For the Years Ended December 31,

	2024	2023

Revenues:
Subscription fees	$37,543,686	$43,843,682
Professional services fees	1,756,132	1,724,946
Reimbursable expenses	84,311	22,806

Total revenues	39,384,129	45,591,434

Cost of revenues:
Subscription fees	10,274,978	12,328,797
Professional services fees	1,050,332	1,023,870
Reimbursable expenses	84,324	22,806

Total cost of revenues	11,409,634	13,375,473

Gross profit	27,974,495	32,215,961

Operating expenses:
General and administrative	7,470,545	9,972,322
Sales and marketing	5,041,414	7,970,817
Operations and development	14,189,103	18,714,551
Goodwill impairment	5,103,866	-
Depreciation and amortization	4,649,889	4,719,776

Total operating expenses	36,454,817	41,377,466

Operating loss	(8,480,322)	(9,161,505)

Other income (expense):
Interest expense	(7,659,896)	(5,822,569)
Other expense	(699,602)	(95,611)
Non-cash gain on estimated fair value of warrants	-	795,156
Interest income	4,723	829

Total other income (expense), net	(8,354,775)	(5,122,195)

Loss before income taxes	(16,835,097)	(14,283,700)

Provision for income taxes	36,923	36,759

Net loss	$(16,872,020)	$(14,320,459)

See accompanying notes to financial statements.

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MEDSPHERE SYSTEMS CORPORATION

Statements of Shareholders’ Deficit

For the Years Ended December 31, 2024 and 2023

					Notes
	Convertible Preferred Stock		Common Stock		Receivable From	Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shareholders	Capital	Deficit	Deficit
Balances at January 1, 2023	600,189,830	600,190	402,920,382	402,921	(1,049,155)	114,593,263	(142,502,399)	(27,955,180)

Issuance of common stock upon exercise of stock options	-	-	1,708,250	1,708	-	15,374	-	17,082

Stock-based compensation	-	-	-	-	-	99,175	-	99,175

Issuance of Series 6A Preferred Stock, net of issuance costs	200,000	200	-	-	-	9,624,800	-	9,625,000

Notes receivable from shareholders write-off	-	-	-	-	125,000	-	-	125,000

Net loss	-	-	-	-	-	-	(14,320,459)	(14,320,459)

Balances at December 31, 2023	600,389,830	600,390	404,628,632	404,629	(924,155)	124,332,612	(156,822,858)	(32,409,382)

Stock-based compensation	-	-	-	-	-	26,227	-	26,227

Stock repurchase	(273,910,498)	(273,911)	(6,613,089)	(6,613)	-	280,523	-	(1)

Net loss	-	-	-	-	-	-	(16,872,020)	(16,872,020)

Balances at December 31, 2024	326,479,332	$326,479	398,015,543	$398,016	$(924,155)	$124,639,362	$(173,694,878)	$(49,255,176)

See accompanying notes to financial statements.

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Medsphere Systems Corporation

Statements of Cash Flows

	For the Years Ended December 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(16,872,020)	$(14,320,459)
Adjustments to reconcile net loss to net cash, cash equivalents and restricted cash used in operating activities:
Depreciation and amortization	4,649,889	4,719,776
Non-cash interest expense	4,734,088	-
Stock-based compensation	26,227	99,175
Amortization of debt discount	384,122	151,130
Amortization of right-of-use assets	79,498	382,772
Change in fair value of warrants liability	-	(795,156)
Amortization of deferred customer acquisition and fulfillment costs	1,701,823	2,183,428
Provision for losses on accounts receivable	116,938	678,015
Goodwill impairment	5,103,866	-
Loss on note receivable from shareholder	-	84,000
Changes in operating assets and liabilities
Accounts receivable	109,766	760,396
Deferred customer acquisition and fulfillment costs	-	(614,275)
Prepaid expenses and other assets	1,021,881	605,687
Operating lease liabilities	(79,171)	(443,585)
Accounts payable	(1,469,361)	(478,690)
Accrued expenses	(601,542)	146,320
Deferred revenues	(1,232,753)	(2,299,686)

Net cash, cash equivalents and restricted cash used in operating activities	(2,326,749)	(9,141,152)

Cash flows from investing activities:
Purchase of property and equipment	(10,868)	(36,574)

Cash flows from financing activities:
Proceeds from issuance of notes payable	3,852,014	6,351,033
Repurchase of preferred and common stock	(1)	-
Proceeds from issuance of common stock	-	17,082
Proceeds from issuance of Series 6A preferred stock, net of issuance costs	-	9,625,000
Payments on long-term debt	(1,475,000)	(8,015,200)

Net cash, cash equivalents and restricted cash provided by financing activities	2,377,013	7,977,915

Net change in cash, cash equivalents and restricted cash	39,396	(1,199,811)

Cash, cash equivalents and restricted cash at beginning of year	2,116,713	3,316,524

Cash, cash equivalents and restricted cash at end of year	$2,156,109	$2,116,713

Supplemental disclosure of cash flow information:

Cash paid for interest	$1,851,040	$4,390,746
Cash paid for income taxes	27,748	20,921

Supplemental disclosure of non-cash investing and financing activities:

Reduction of accounts payable and shareholder note receivable	$-	$41,000

See notes to the accompanying financail statements.

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Notes to Financial Statements

1.	Description of Organization

Nature of Operations

Medsphere Systems Corporation (the Company or Medsphere) was incorporated in the state of Delaware on February 12, 2002. The Company is a leading provider of cloud-based and on-premise clinical and technology products and services that delivers, supports, and maintains quality health IT solutions to the healthcare industry under an affordable business model.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheets and revenues and expenses during the years presented. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity of three months or less at date of purchase to be cash equivalents.

Concentration of Risk

The Company maintains its cash with well-established financial institutions, and, at times, balances may exceed federally insured limits. To date, the Company has not experienced a material loss or lack of access to its cash; however, no assurance can be provided that access to the Company’s cash will not be impacted by adverse conditions in the financial markets.

Accounts Receivable and Allowance for Expected Credit Losses

Accounts receivable are due under contract terms, recorded at the invoiced amount, and generally do not bear interest. Accounts receivable are subject, in the normal course of business, to collection risks. The Company performs ongoing credit evaluations of customers’ financial condition and generally requires no collateral from its customers. Subscription customers are generally billed on a monthly or quarterly basis in advance of subscription fee services being rendered. The contract is considered breached and the Company has the ability to terminate the contract and suspend services if payment is not received within 60 days of the due date. The Company does not have any off-balance sheet credit exposure related to customers. Accounts receivable are pledged as security for certain indebtedness (see Note 7 and Note 8).

Accounts receivable consists of receivables from customers. The Company has tracked historical loss information for its trade receivables and compiled historical credit loss percentages for three different groups: 1) customer balances in dispute, 2) customers in default or with a payment plan and 3) all other customers. Management believes that the historical loss information it has compiled is a reasonable basis on which to determine expected credit losses for trade receivables held at December 31, 2024 because the composition of the trade receivables at that date is consistent with that used in developing the historical credit-loss percentages (i.e., the similar risk characteristics of its customers and its lending practices have not changed significantly over time). Account balances are charged off against the allowance for credit losses when management determines that the potential for recovery is remote. Recoveries of receivables previously charged off are recorded when payment is received. The allowance for expected credit losses was $558,990 and $748,399, as of December 31, 2024 and 2023, respectively. Bad debt expense was $116,938 and $828,722 for the years ended December 31, 2024 and 2023, respectively. Accounts receivable, net was $5,033,270 as of December 31, 2022.

In the normal course of business, the Company provides credit terms to its customers and generally requires no collateral. A major customer is considered to be one that comprises more than 10% of the Company’s accounts receivable or annual revenues. The Company did not have any customers with revenues that exceeded 10% for the years ended December 31, 2024 and 2023.

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Accounts receivables concentrations as of December 31, 2024 and 2023, are as follows:

	2024	2023

Customer A	24%	*
Customer B	14%	*

	* Customer accounted for less than 10%

Fair Value Measurements

Authoritative guidance establishes a hierarchy for inputs used in measuring fair value that prioritizes the use of observable inputs over the use of unobservable inputs and requires that the most observable inputs be used when available. Observable inputs are market inputs participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability.

The guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

●	Level 2 inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 inputs are unobservable inputs for the asset or liability that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability.

The Company’s financial liabilities that were accounted for at fair value on a recurring basis as of December 31, 2024 and 2023, are the Company’s warrants liability, which are level 3 within the fair value hierarchy level.

The following table sets forth a summary of changes in the fair value of the Company’s Level 3 warrants liability during the years ended December 31, 2024 and 2023:

Balance at January 1, 2023	$795,156
Change in fair value of warrants in 2023	(795,156)
Payment on warrant	-

Balance at December 31, 2023	-
Change in fair value of warrants in 2024	-

Balance at December 31, 2024	$-

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of their economic useful lives or the lease terms. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts. Major additions and improvements are capitalized, while replacements, repairs and maintenance that do not extend the life of the asset are expensed as incurred.

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Business Combinations

Accounting Standards Codification (ASC) 805, Business Combinations, applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities, and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. ASC 805 requires acquirers to expense acquisition-related costs as incurred.

Goodwill

The Company has elected the private company alternative which allows goodwill to be amortized on a straight-line basis over ten years, or less than ten years if the Company demonstrates another useful life is more appropriate. Goodwill is to be tested for impairment when a triggering event occurs that indicates the fair value of the entity may be below its carrying value. The Company has elected to test impairment at the reporting unit. For the year ended December 31, 2024, an impairment charge of $5,103,866 was deemed necessary by management. For the year ended December 31, 2023, no impairment charge was deemed necessary by management.

Intellectual Property

In accordance with ASC 805, the Company capitalizes costs related to acquiring intellectual property, including related legal costs, and amortizes such costs over their estimated useful lives.

Impairment of Long Lived-Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amounts. Impairment, if any, shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Management does not consider any of the Company’s long-lived assets to be impaired as of December 31, 2024 and 2023.

Restricted Cash

The Company uses certain credit cards issued by a third party. As part of the credit agreement, the Company is required to hold cash reserves in the amount of $165,000 as of December 31, 2024 and 2023.

Deferred Customer Acquisition Costs

Costs capitalized to obtain revenue contracts consist of the costs that are directly associated with acquiring subscription contracts with customers. These costs consist of sales commissions and related payroll taxes paid to the Company’s sales force upon the inception of a contract. U.S. GAAP requires the capitalization of these incremental contract acquisition costs and subsequent amortization over the term of the expected customer’s benefit period, which management has determined to range between three and ten years depending on the contract. For the years ended December 31, 2024 and 2023, $799,035 and $1,055,170, respectively, in incremental costs to acquire revenue contracts with customers were capitalized and included in deferred customer acquisition and fulfillment costs in the balance sheets and $708,808 and $860,066, respectively, of related amortization is included in operations and development in the statements of operations. Deferred customer acquisition costs were $1,153,374 as of December 31, 2022.

Deferred Contract Fulfillment Costs

Costs incurred related to the fulfillment of contracts directly associated with subscription contracts with customers are required to be capitalized and amortized over the contract term, which ranges three to ten years. For the years ended December 31, 2024 and 2023, $560,142 and $2,005,830, respectively, in fulfillment costs related to revenue contracts with customers were capitalized and included in deferred customer acquisition and fulfillment costs on the balance sheets, and $993,015 and $1,323,362, respectively, was amortized and is included in cost of revenues: subscription fees in the statements of operations. Deferred contract fulfillment costs were $3,476,799 as of December 31, 2022.

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Leases

The Company leases office space and equipment. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and only reassesses its determination if the terms and conditions of the arrangement are changed. For all arrangements where it is determined that a lease exists, the related right-of-use assets and lease liabilities are recorded within the consolidated balance sheets as either operating or finance leases. At inception or modification, the Company calculates the present value of lease payments using its risk-free rate similar to a term of the lease. The present value is adjusted for prepaid lease payments, lease incentives, and initial direct costs (e.g. commissions). The Company’s leases may require fixed rental payments, variable lease payments based on usage or sales and fixed non-lease costs relating to the leased asset. Variable lease payments are generally not included in the measurement of the right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. Lease expense is recognized for these leases on a straight-line basis over the lease term. Fixed non-lease costs, for example common-area maintenance costs, taxes, insurance, and maintenance, are not included in the measurement of the right-of-use asset and lease liability as the Company separates lease and non-lease components.

Most leases include one or more options to renew, with renewal terms that can extend the lease term. The exercise of lease renewal options is at the Company’s sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise.

Revenue Recognition

The Company primarily generates its revenues from three main sources: (1) subscription fees; (2) professional services fees; and (3) reimbursable expenses. Revenues are recognized when control of these services is transferred to customers in an amount that reflects the consideration expected to be received by the Company in exchange for those services. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer
●	Identification of the performance obligations in the contract
●	Determination of the transaction price
●	Allocation of the transaction price to the performance obligations in the contract
●	Recognition of revenue when, or as, each performance obligation is satisfied

The Company’s contracts with customers often contain multiple performance obligations. The Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (SSP) basis. The Company determines the standalone selling prices based on the Company’s overall pricing objectives by reviewing the Company’s significant pricing practices, including discounting practices, geographical locations, the size and volume of the Company’s transactions, the customer type, price lists, pricing strategy, and historical standalone sales. Standalone selling price is analyzed on a periodic basis to identify if the Company has experienced significant changes in selling prices.

Subscription Fees

Subscription fees include the licensing of computer software, upgrades, installation, integration services, software support, consulting and implementation services that are bundled under a license and subscription agreement. The primary source of the Company’s subscription fees is from license and subscription agreements to provide its products to healthcare providers. The predominant model includes a software license, implementation and integration services, training, and software support that are combined as a single performance obligation.

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The Company’s subscription contracts are generally 3-10 years in length and are either billed at the start of the contract or on a monthly or quarterly basis. The revenue from these services are recognized ratably over the term of the contract, from the contract effective date through the cancellation or renewal date. The underlying arrangements typically do not provide the customer with an option to take delivery of the software at any time during or after the subscription term ends.

In the case of all CareVue contracts, the software is deemed delivered when the customer achieves “go-live” status (date of customer’s first productive use of any portion of the software in the customer’s production environment utilizing actual patient data). Once the customer goes live, the total subscription fee for the contract is recognized ratably over the remaining service term of the contract. The software and documentation is deemed accepted by the customer on delivery.

License and subscription arrangements include optional extensions after initial contract termination. Such extensions, which include software updates and product support, and are entered into at the customer’s option, and are recognized ratably over the term of the arrangement. Software license updates provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period.

Professional Services

Professional services include works-for-hire contracts where services are provided to a customer on an hourly or fixed-fee basis. Revenues for these professional services, primarily from governmental entities, are generally recognized as the services are performed and are primarily based on the negotiated hourly rate in the consulting arrangement and the number of hours worked during the period. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenues are deferred until the uncertainty is sufficiently resolved.

Reimbursable Expenses

Reimbursable expenses include certain expenses related to services provided to customers, such as out-of-pocket travel, which are reimbursed by the customer. These expenses are accounted for as both revenue and expense in the period the cost is incurred.

Product Warranty

The Company warrants that the software will perform substantially in accordance with the documentation provided to the customer for the term of the agreement. To date, the Company has not accrued any warrants costs, as they are estimated to not be material. If actual warranty costs differ significantly from estimates, such differences would be accounted for in the period in which they become known.

Stock-Based Compensation

Stock-based compensation expense is recognized over the period during which the employee is required to perform services in exchange for the award, which generally represents the scheduled vesting period. The Company has no awards with market or performance conditions. Equity awards to non-employees are accounted for the same as employees.

Stock Purchase Warrants and Other Derivative Financial Instruments

The issuance of preferred stock purchase warrants and other freestanding derivative financial instruments are accounted for in accordance with the provisions of ASC 815, Derivatives and Hedging — Contracts in Entity’s Own Equity. The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). Management assesses the classification of existing freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Income Taxes

The Company uses the asset/liability method of accounting for income taxes. Deferred income tax assets and liabilities are determined based on temporary differences between the financial statement and tax reporting bases of assets and liabilities and net operating loss and credit carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts more likely than not to be realized.

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Tax positions for the Company are subject to income tax audits by tax jurisdictions in the United States. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the tax authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the tax authority. The Company recognizes interest and penalties accrued related to unrecognized tax benefits, if any, in its tax provision.

Reclassifications

Certain reclassifications have been made to the 2023 financial statement presentation to conform to the 2024 presentation. This resulted in a decrease to cash and cash equivalents and an increase to restricted cash as of December 31, 2023.

3.	Going Concern

On August 22, 2025, CareCloud Holdings, Inc purchased certain of the Company’s assets, representing essentially all of the Company’s operations (see Note 14). The aggregate purchase price for the acquisition was $16,500,000, plus the assumption of certain liabilities. After receipt of the purchase price, the Company does not have sufficient cash and financing commitments to fund the Company’s 2021 note payable and 2021 revolving loan of approximately $53,600,000 (balance as of December 31, 2024). The Company is currently in default and accruing interest related to these notes payable and still does not have sufficient cash to pay amounts due (see Note 7). Management has agreed with its creditors to wind down the Company, and the filing is anticipated to occur before December 31, 2025.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

4.	Property and Equipment

Property and equipment consist of the following as of December 31:

	2024	2023

Computer equipment	$3,404,586	$3,393,718
Furniture	71,838	71,838
Marketing displays	58,576	58,576
Leasehold improvements	110,545	110,545

	3,645,545	3,634,677
Less: accumulated depreciation	(3,572,005)	(3,306,628)

Property and equipment, net	$73,540	$328,049

Depreciation and amortization expense for the years ended December 31, 2024 and 2023 was $265,377 and $238,756 respectively.

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5.	Goodwill and Other Intangible Assets

The Company has merged with, or acquired the assets of, the following entities that have resulted in the recording of goodwill and other intangible assets:

●	2005 - Clinical Informatics Associates, Inc. (CIAI)
●	2015 - Phoenix Health Systems, Inc. (Phoenix)
●	2016 - MBS/NET, Inc. (MBS)
●	2016 - ChartLogic, Inc. (ChartLogic)
●	2017 - Stockell Healthcare Systems, Inc. (Stockell)
●	2018 - HealthLine Solutions, Inc. (Healthline)
●	2019 - Wellsoft Corporation (Wellsoft)
●	2020 - Kellison & Co.
●	2020 - Micro-Office Systems, Inc.
●	2021 - Marketware Inc. (Marketware)
●	2021 - Systeem Medical Information Systems, LLC (Systeem)

Goodwill and other intangible assets consist of the following as of December 31:

	2024	2023

Goodwill	$38,240,383	$43,344,249
Software	2,418,383	2,418,383
Tradenames	1,079,550	1,079,550

	41,738,316	46,842,182

Less accumulated amortization	(32,278,386)	(27,893,874)

	$9,459,930	$18,948,308

As of December 31, 2024, the Company determined that triggering events occurred, such as the decline in revenues, lack of marketability, and decrease in value of the Company, which resulted in an impairment of goodwill totaling $5,103,866. This impairment was applied to specific units of the business that had been acquired in previous years that did not have remaining supportable value. The goodwill remaining after impairment as of December 31, 2024, related to Chartlogic, Marketware, and Systeem. After analysis and evaluation and receiving third-party offers, management determined the goodwill related to these acquisitions was not impaired.

Amortization expense related to goodwill and intangible assets was $4,384,512 and $4,481,020 for the years ended December 31, 2024 and 2023, respectively.

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The future aggregate amounts of amortization expense to be recognized related to goodwill and definite-lived intangible assets as of December 31, 2024 is as follows:

For the years ending December 31:

2025	$2,732,258
2026	2,013,950
2027	1,129,090
2028	1,129,090
2029	1,129,090
Thereafter	1,326,452

$9,459,930

6.	Commitments and Contingencies

Operating Leases

The Company leases office space in Warrensville Heights, Ohio, under an operating lease agreement expiring in September 2027. The Company performed evaluations of its contracts and determined each of its identified leases are operating leases. The Company recognized $148,753 and $402,140 of rent expense for the years ended December 31, 2024 and 2023, respectively.

The components of lease expense were as follows for the years ended December 31:

Lease Cost	Classification	2024	2023

Operating	General and administrative	$78,045	$398,173
Short-term lease cost	General and administrative	70,708	3,967

Total lease cost		$148,753	$402,140

The discount rate used to compute the present value of minimal rental payments is the Company’s risk-free borrowing rate of 4.06%. The weighted-average remaining lease term is 2.75 years as of December 31, 2024.

The following table reconciles the undiscounted future cash flows for the next three years to the operating lease liabilities recorded within the consolidated balance sheets as of December 31, 2024:

Maturities of Lease Liabilities

Year ending December 31:	Operating
2025	$78,423
2026	79,936
2027	60,802

Total lease payments	219,161
Less: interest	(11,422)

Present value of lease liabilities	$207,739

Cash paid for amounts included in the measurement of lease liabilities, for operating cash flows from operating leases, was $76,911 and $457,443 for the years ended December 31, 2024 and 2023, respectively.

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Litigation

From time to time, the Company may become involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

7.	Notes Payable

Notes payable consist of the following as of December 31:

	2024	2023

2020 note payable	$1,052,080	$1,052,080
2020 related-party note payable	142,087	137,904
2021 note payable	44,447,770	44,412,113
2021 revolving loan	9,200,183	2,949,679
2023 subordinated note payable	1,824,091	1,003,333

	56,666,211	49,555,109

Current portion	(53,890,929)	(47,450,681)

Debt discount	-	(384,122)

	$2,775,282	$1,720,306

Minimum future principal payments and amortization of debt discounts under the Company’s notes payable for each of the next five years and thereafter are as follows:

For the years ending December 31:	Principal
2025	$53,890,929
2026	247,580
2027	179,560
2028	2,007,278
2029	186,870
Thereafter	153,994

$56,666,211

2020 Note Payable

On June 30, 2020, in conjunction with the acquisition of Kellison & Co., the Company executed a promissory note in the amount of $1,900,000 with the former owner of Kellison & Co. The note bears annual interest of 2.00% and matures as certain performance obligations are met.

2020 Related-party Note Payable

On October 30, 2020, in conjunction with the acquisition of Micro-Office Systems, Inc., the Company executed a promissory note in the amount of $329,030 with an employee. The note bears annual interest of 2.75% and matures as certain performance obligations are met.

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2021 Note Payable and 2021 Revolving Loan

On July 16, 2021, the Company entered into a Credit Agreement with a lender, whereby the lender advanced $42.5 million (term loan), with an additional $2.5 million advanced on November 5, 2021 (delayed draw term loan) (collectively, 2021 note payable). Principal and interest payments on the term loans are due quarterly beginning September 30, 2021, until maturity. Additionally, as outlined in the Credit Agreement, the Company received $5 million through a revolving loan (2021 revolving loan), with unpaid principal due at maturity. All unpaid principal and interest were due July 16, 2026. As of May 31, 2023, these agreements were amended to have a maturity date of June 30, 2024. As of December 31, 2024, these agreements were in default and included in the current portion of notes payable in the accompanying balance sheet.

Interest on the 2021 note payable and 2021 revolving loan is due quarterly at a per annum rate equal to the Base Rate, which is defined in the agreement until May 4, 2022, as the greatest of (a) 2%, (b) Federal Funds Rate plus .05%, (c) LIBOR plus 1%, or (d) Wells Fargo Prime Rate. On May 4, 2022, the Base rate was changed to the greatest of (a) 2%, (b) Federal Funds rate plus 0.5%, (c) Term SOFR for a one-month tenor in effect on such day plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable. The Base Rate was 10.8% as of December 31, 2024. Upon defaulting on the loan obligations, the Company is being charged an additional 2% interest per annum. As the Company has defaulted on this note, all interest is accruing and added to the total outstanding balance. The Company paid certain debt issuance costs totaling $755,650 which were amortized as interest expense over the term of the agreement.

The line of credit requires the Company to meet certain affirmative and negative covenants, including maintenance of specified financial ratios. The Company was not in compliance with some of these covenants as of December 31, 2024 and the related debt balances covered by these covenants have been included in current liabilities. The 2021 note payable and 2021 revolving loan are collateralized by substantially all of the Company’s assets and contain cross-default provisions.

2023 Subordinated Note Payable

On December 26, 2023, the Company entered into a subordinated note payable agreement with a lender that gives the Company the ability to request funds up to $1,000,000 three times, which has a maturity date of December 31, 2027. The note payable accrues interest at a per annum rate of 20%, which is included in the outstanding amount and is due at maturity. If there is an event of default, all obligations shall bear interest at a rate per annum of 24%. If the balance is paid off before maturity, a prepayment penalty equal to interest that would have been charged from the date of prepayment to the date of maturity plus an exit fee of 10% of the principal balance. The 2023 subordinated note payable is collateralized by a second-position lien on substantially all of the Company’s assets.

8.	Warrants

The Company had the following warrants outstanding as of December 31, 2024:

Date Issued	Shares of Common Stock	Shares of Preferred Stock	Expiration Dates

June 8, 2015		7,097,792	June 5, 2025
December 14, 2016		2,517,571	December 14, 2026
December 6, 2017		25,187,133	December 6, 2027
March 6, 2019		5,695,897	March 6, 2029
November 7, 2019	6,000,000		November 20, 2031

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As of December 31, 2024 and 2023, the fair value of all warrants was estimated to be $0, and was estimated using the Black-Scholes option pricing model with the following assumptions:

	2024	2023

Expected stock price volatility	35.0%	30.0%
Weighted-average risk-free interest rate	4.7%	5.4%
Dividend yield	0%	0%
Expected term (in years)	1.0	1.0

2015 Term Loan Warrants

On June 8, 2015, the Company issued warrants to a previous lender. The warrants are exercisable for current round or next round preferred stock, as defined in the warrant agreements, and the number of shares for which the warrants are exercisable is determined by dividing $450,000 (“warrant coverage amount”) by the warrant price, as defined in the agreements.

For the years ended December 31, 2024 and 2023, no gain or loss was recorded based on the change in estimated fair value of warrants in the accompanying financial statements.

2016 Warrants

On December 14, 2016, the Company issued warrants to a previous lender to purchase 2,517,571 shares of Series 2 Preferred Stock. The warrants are exercisable through ten years after the date of grant. The number of shares for which the warrants are exercisable is determined by dividing $240,000 by the warrant price, as defined in the agreements. Upon the expiration date, if the fair market value, as defined in the agreement, is greater than the exercise price of $0.09533, then the warrant will be automatically exercised. If the Company issues additional stock below the exercise price, the conversion price will be adjusted to the per share value of the additional stock issued.

For the years ended December 31, 2024 and 2023, no gain or loss was recorded based on the change in estimated fair value of warrants in the accompanying financial statements.

2017 Series 3 Preferred Stock Warrants

In conjunction with a Series 3 Preferred Stock and Warrant Purchase Agreement (SPA) in December 2017, all recipients of the Series 3 Preferred Stock received 0.33 Series 3 Preferred Stock Warrants (the 2017 Series 3 Warrants) for each share of Preferred Stock issued. The 2017 Series 3 Warrants have an exercise price of $0.09533, and a term of 10 years, and can be exercised on a “cashless” basis. The Series 3 Preferred Stock underlying the 2017 Series 3 Warrants is contingently redeemable and the shares can be put back to the Company in accordance with the redemption terms; therefore, the 2017 Series 3 Preferred Stock Warrants are accounted for as a liability and marked to market at each reporting period.

For the years ended December 31, 2024 and 2023, no gain or loss was recorded based on the change in estimated fair value of warrants in the accompanying financial statements.

2019 Series 3 Preferred Stock Warrants

On March 6, 2019, as part of a subsequent closing in conjunction with a Series 3 Preferred Stock and Warrant Purchase Agreement (SPA) (see Note 9), the recipient of the Series 3 Preferred Stock received 0.33 Series 3 Preferred Stock Warrants (the 2019 Series 3 Warrants) for each share of Preferred Stock issued, a total of 5,695,987 shares. The 2019 Series 3 Warrants have an exercise price of $0.09533, and a term of 10 years, and can be exercised on a “cashless” basis. The Series 3 Preferred Stock underlying the 2019 Series 3 Warrants are contingently redeemable and the shares can be put back to the Company in accordance with the redemption terms; therefore, the 2019 Series 3 Preferred Stock Warrants are accounted for as a liability and marked to market at each reporting period.

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For the years ended December 31, 2024 and 2023, no gain or loss was recorded based on the change in estimated fair value of warrants in the accompanying financial statements.

2019 Line of Credit Warrants

On November 7, 2019, the Company issued warrants to a lender to purchase 6,000,000 shares of common stock. The warrants are exercisable through ten years after the date of grant with a exercise price of $0.06 per share. As of the date of grant and as of December 31, 2020, the fair value of the warrants granted was immaterial. On February 22, 2021, the Company signed an agreement that extended the expiration date of these warrants to November 20, 2031.

For the years ended December 31, 2024 and 2023, no gain or loss was recorded based on the change in estimated fair value of warrants in the accompanying financial statements.

9.	Shareholders’ Deficit

The Company is authorized to issue two classes of shares of capital stock designated, respectively, “common stock” and “preferred stock”. As of December 31, 2024 and 2023, the Company had total authorized shares of 5,545,867,526 of which 2,868,547,015 were common and 2,677,320,511 were preferred.

Common Stock

Through December 31, 2024, the Company has issued 398,015,543 shares of common stock at prices per share ranging from $0.01 to $1.01.

Convertible Preferred Stock

During 2024, the Company repurchased 111,758,342 shares of Series 1, 117,368,620 shares of Series 1-B, 31,093,114 shares of Series 2, 5,215,846 shares of Series 3, and 8,474,576 shares of Series 5 Preferred Stock (along with 6,613,089 shares of common stock) in exchange for cash of $1. During 2023, the Company issued 200,000 shares of Series 6-A Preferred Stock in exchange for cash of $10,000,000.

The liquidation preference, in order of liquidation preference, is as follows, as of December 31, 2024 and 2023:

Series	Shares Authorized	Shares Issued and Outstanding	Amount
December 31, 2024
Series 6-A	200,000	200,000	$15,000,000
Series 6-B	15,000	-	-
Series 6-C	1,200,574,495	-	-
Series 4-A	800,000	800,000	87,908,197
Series 4-D	100,000	100,000	6,750,000
Series 4-B	800,000	-	-
Series 4-E	100,000	-	-
Series 5	84,745,762	6,355,932	750,000
Series 3	149,200,680	20,728,286	4,347,261
Series 4-C	71,649,145	-	-
Series 4-F	9,685,320	-	-
Series 2	129,458,043	29,823,756	2,843,099
Series 1-A	60,312,592	29,553,170	2,955,317
Series 1-B	440,698,039	98,573,419	12,323,641
Series 1	528,981,435	140,344,769	8,897,858

	2,677,320,511	326,479,332	$141,775,373

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Series	Shares Authorized	Shares Issued and Outstanding	Amount
December 31, 2023
Series 6-A	200,000	200,000	$15,000,000
Series 6-B	15,000	-	-
Series 6-C	1,200,574,495	-	-
Series 4-A	800,000	800,000	82,308,197
Series 4-D	100,000	100,000	6,750,000
Series 4-B	800,000	-	-
Series 4-E	100,000	-	-
Series 5	84,745,762	14,830,508	1,750,000
Series 3	149,200,680	25,944,132	5,185,015
Series 4-C	71,649,145	-	-
Series 4-F	9,685,320	-	-
Series 2	129,458,043	60,916,870	5,807,205
Series 1-A	60,312,592	29,553,170	2,955,317
Series 1-B	440,698,039	215,942,039	26,997,056
Series 1	528,981,435	252,103,111	15,983,337

	2,677,320,511	600,389,830	$162,736,127

The rights, preferences, privileges and restrictions of holders of Series 1-A, Series 1-B, Series 1, Series 2, Series 3, Series 4, Series 5, and Series 6 Preferred Stock are set forth in the Company’s eleventh Amended and Restated Certificate of Incorporation, and are summarized as follows:

Dividends

Holders of Series 6-A Preferred Stock shall be entitled to annual (noncumulative) dividends at the rate of $4.00 per share payable annually, as and if declared by the Board of Directors (Board). Holders of Series 4-A Convertible Preferred Stock shall be entitled to cumulative dividends at the rate of $7 per share per annum whether or not such dividends are declared by the Company’s Board. Holders of Series 4-B Convertible Preferred Stock shall be entitled to cumulative dividends at the rate of $140 per share per annum whether or not such dividends are declared by the Board. Holders of Series 5 Convertible Preferred Stock shall be entitled to annual dividends (not cumulative), subject to Board of Directors’ approval, at a rate of $0.00944 per share. If the Board declares and distributes dividends to the holders of Series 3 Preferred Stock, the holders of Series 4-C and Series 4-F Preferred Stock shall be entitled to participate on a pari passu basis in any such dividends with the holders of Series 3 Preferred Stock on an as-if converted to Series 3 Preferred Stock basis. Holders of Series 3 Convertible Preferred Stock shall be entitled to receive out of funds legally available, when, as and if declared by the Board, cash dividends at the rate of $0.007626 (as adjusted for stock splits, stock dividends, combinations, reclassifications and the like) are declared. Holders of Series 1-A, Series 1-B, Series 1, and Series 2 Convertible Preferred Stock shall be entitled to receive out of funds legally available, when, as and if declared by the Board, cash dividends at the rate of $0.008 per share, $0.01 per share, $0.0051 per share, and $0.007626 per share, respectively (as adjusted for stock splits, stock dividends, combinations, reclassifications and the like). No distribution shall be made with respect to the common stock until all declared dividends on Convertible Preferred Stock have been paid or set aside for payment to the Preferred Shareholders. Dividends on shares of Convertible Preferred Stock, other than Series 4-A and Series 4-B, are non-cumulative. As of December 31, 2024 and 2023, the Company had not declared any dividends to its shareholders; however, the Company had a Series 4-A cumulative dividend of $27,908,197 and $22,308,197 as of December 31, 2024 and 2023, respectively, that will be paid if declared by the Board or in other certain circumstances, such as liquidation of the Company. These cumulative dividends have been included in the liquidation preference tables above.

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Liquidation Preference

Series 1, 1-A, 1-B, 2, 3, 4, 5 and 6

Initial Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a Liquidation Transaction, (collectively, a Liquidation), the holders of Series 6-A Preferred Stock shall be entitled to receive in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series 5 Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) $75.00 and (B) the sum of (i) the liquidation preferences in the secondary preference below in respect of such shares of Preferred Stock that a share of Series 6-A Preferred Stock would be converted into (after subsequent conversion of the Series 6-C Preferred Stock), assuming conversion and calculation as of the date of determination, and (ii) the Fair Market Value of the shares of Common Stock that a share of Series 6-A Preferred Stock would be converted into (after subsequent conversion of the Series 6-C Preferred Stock), assuming conversion and calculation as of the date of determination.

In the event of any Liquidation, the holders of the Series 6-B Preferred Stock shall be entitled to receive in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series 5 Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock or Common Stock, by reason of their ownership thereof, and amount per share equal to (the “Series 6-B Preference amount): $1,000 (such amount to be adjusted appropriately for stock splits, dividends, combinations, recapitalizations and the like).

In the event of any Liquidation, the holders of Series 6-C Preferred Stock shall be entitled to receive in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series 5 Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock, Series 1 Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (such sum, adjusted appropriately for stock splits, dividends, combinations, recapitalizations and the like, the Series 6-C Preference Amount”): (i) the liquidations preference set forth in this section in respect of such shares of Preferred Stock that a share of Series 6-C Preferred Stock would be converted into, assuming conversion and calculation as of the date of determination, and (ii) the Fair Market Value of the shares of Common Stock that a share of Series 6-C Preferred Stock would be converted into, assuming conversion and calculation as of the date of determination.

Secondary Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a Liquidation Transaction, (collectively, a Liquidation), the holders of Series 4-A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series 5 Preferred Stock, Series 4-C Preferred Stock, Series 4-F Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) the greater of (i) the Series 4-A Original Issue Price plus an amount equal to all accrued, but unpaid Series 4-A dividends on such share of Series 4-A Preferred Stock or (ii) $75 and (B) the Redemptive Price for the shares of Series 4-C Preferred Stock that would have been issuable upon conversion of such share of Series 4-A Preferred Stock.

In the event of any liquidation, the holders of Series 4-D Preferred Stock shall be entitled to receive in cash on a pari passu basis with the Series 4-A Preferred Stock, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series 5 Preferred Stock, Series 4-C Preferred Stock, Series 4-F Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock or Common Stock, by reason of their ownership thereof, an amount equal to the greater of the amount in (A) the series 4-B Original Issue Price plus an amount equal to the Series 4-B Accrued Dividends, or (B) an amount equal to $60 million divided by the aggregate number of shares of Series 4-B Preferred Stock immediately after a conversion to Series 4-B Preferred Stock.

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Tertiary Preference

Upon the completion of the distribution above, the holders of Series 5 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holder of Series 4-C Preferred Stock, Series 4-F Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to 1.0 times $0.118, the original Series 5 purchase price then held by them, plus declared but unpaid dividends (Series 5 Initial Preference). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 5 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably with equal priority among the holders of the Series 5 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

Quaternary Preference

Upon the completion of the distribution above, the holders of Series 3 Preferred Stock (in each case together with the holders of any Series 4-C Preferred Stock and Series 4-F Preferred Stock on an as-if converted to Series 3 Preferred Stock basis) shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holder of Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to 1.5 (Series 3 Multiplication Factor) times $0.09533, the original Series 3 purchase price then held by them, plus declared but unpaid dividends (Series 3 Initial Preference). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 3 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably with equal priority among the holders of the Series 3 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

On each anniversary of December 6, 2017, the Series 3 Multiplication Factor shall increase by 0.1. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 3 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, subject to the rights of series of Preferred Stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series 3 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. The liquidation preference of the Series 3 Preferred Stock is adjusted to its redemption amount at every reporting period in the liquidation preference tables above.

Quinary Preference

Upon the completion of the distributions above, the holders of Series 2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holder of Series 2 Preferred Stock, Series 1-A Preferred Stock, Series 1-B Preferred Stock, Series 1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $0.09533 per share, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 2 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably with equal priority among the holders of the Series 2 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

Senary Preference

Upon the completion of the distributions above, the holders of Series 1-A Preferred Stock, Series 1-B Preferred Stock, and Series 1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (A) $0.10 per share for each share of Series 1-A Preferred Stock then held by them, plus declared but unpaid dividends, (B) $0.125 per share for each share of Series 1-B Preferred Stock then held by them, plus declared but unpaid dividends, and (C) $0.0634 per share for each share of Series 1 Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 1-A Preferred Stock, Series 1-B Preferred Stock and Series 1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably with equal priority among the holders of the Series 1-A Preferred Stock, Series 1-B Preferred Stock and Series 1 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

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Remaining Assets

The balance of any proceeds shall be distributed to holders of Series 1, 1-A, 1-B, 2, 3, 4C, 4F, 5 and common shareholders pro-rata based on the number of common shares held by each, assuming conversion of all Convertible Preferred Stock into common stock, until holders of Series 1-A Preferred Stock have received an aggregate of $0.20 for each share of Series A-1 held, holders of Series 1-B Preferred Stock have received an aggregate of $0.25 for each share of Series B Preferred Stock held, holders of Series 1 Preferred Stock have received an aggregate of $0.1902 for each share of Series 1 held, holders of Series 2 Preferred Stock have received an aggregate of $0.28599 for each share of Series 2 held, holders of Series 3 Preferred Stock have received an aggregate of $0.47665 for each share of Series 3 held, holders of Series 4-C Preferred Stock have received an aggregate of $0.31465 for each share of Series 4-C held, and holders of Series 5 Preferred Stock have received an aggregate of $0.118 for each share of Series 5 held; thereafter, if assets remain in the Corporation, the holders of Common Stock of the Company shall receive all of the remaining assets of the Company pro rata based on the number of shares of Common Stock held by each.

Conversion

Upon the written election of a Series 4 Majority, and without payment of any additional consideration, all of the outstanding shares of Series 4-A Preferred Stock shall be converted into fully paid and nonassessable shares of Series 4-B Preferred Stock and Series 4-C Preferred Stock as follows: (i) that number of shares of Series 4-B Preferred Stock equal to (A) the aggregate Series 4-A Accrued Base Return Amount for all such shares of Series 4-A Preferred Stock, divided by (B) $1,000, shall convert at a one-to-one ratio (each such amount appropriately adjusted for any stock splits, dividends, combinations, recapitalization and the like) into fully paid and nonassessable shares of Series 4-B Preferred Stock (the Series 4-B Conversion Rate), and (ii) each remaining share of Series 4-A Preferred Stock after the conversion set forth in (i) above is complete (collectively, such shares, the Remaining Series 4-A Preferred Stock) shall be converted into a number of shares of Series 4-C Preferred Stock equal to (A) Series 4-C Preferred Stock Number, divided by (B) the number of shares of Remaining Series 4-A Preferred Stock (the Series 4-C Conversion Rate).

Upon the written election of a Series 4 Majority, and without payment of any additional consideration, all of the outstanding shares of Series 4-D Preferred Stock shall be converted into fully paid and nonassessable shares of Series 4-E Preferred Stock and Series 4-F Preferred Stock as follows: (i) that number of shares of Series 4-E Preferred Stock equal to (A) the aggregate Series 4-D Original Issue Price for all such shares of Series 4-D Preferred Stock, divided by (B) $1,000, shall convert at a one-to-one ratio (each such amount appropriately adjusted for any stock splits, dividends, combinations, recapitalization and the like) into fully paid and nonassessable shares of Series 4-E Preferred Stock (the Series 4-E Conversion Rate), and (ii) each remaining share of Series 4-D Preferred Stock after the conversion set forth in (i) above is complete (collectively, such shares, the Remaining Series 4-D Preferred Stock) shall be converted into a number of shares of Series 4-F Preferred Stock equal to (A) Series 4-F Preferred Stock Number, divided by (B) the number of shares of Remaining Series 4-D Preferred Stock (the Series 4-F Conversion Rate).

Each share of Series 4-C Preferred Stock shall be convertible, at the option of the holder thereof and without payment of any additional consideration, at the office of the Corporation or any transfer agent for such stock, into the number of fully paid and nonassessable shares (or that portion of a share) of Series 3 Preferred Stock equal to (x) the Redemption Price for Series 4-C Preferred Stock (for the avoidance of doubt, as calculated pursuant to Section 3(a) using the date of conversion for such calculations as the Redemption Date), divided by (y) the Fair Market Value of a share of Series 3 Preferred Stock on the date of such conversion.

Each share of Series 4-F Preferred Stock shall be convertible, at the option of the holder thereof and without payment of any additional consideration, at the office of the Corporation or any transfer agent for such stock, into the number of fully paid and nonassessable shares (or that portion of a share) of Series 3 Preferred Stock equal to (x) the Redemption Price for Series 4-F Preferred Stock (for the avoidance of doubt, as calculated pursuant to Section 3(a) using the date of conversion for such calculations as the Redemption Date), divided by (y) the Fair Market Value of a share of Series 3 Preferred Stock on the date of such conversion.

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Upon the written election of a Series 6 Majority, and without payment of any additional consideration, all of the outstanding shares of Series 6-A Preferred Stock shall be converted into fully paid and nonassessable shares of Series B Preferred Stock and Series 6-C Preferred Stock as follows: (i) that number of shares of Series 6-B Preferred Stock equal to (A) the aggregate Series 6-A Base Preference Amount for all such shares of Series 6-A Preferred Stock, divided by (B) $1,000, shall convert at a one-to-one ratio into fully paid and nonassessable shares of Series 6-B Preferred Stock, and (ii) each remaining share of Series 6-A Preferred Stock and (ii) each remaining share of Series 6-A Preferred Stock after the conversion set forth in (i) above is complete shall be converted into a number of shares of Series 6-C Preferred Stock equal to (A) Series 6-C Preferred Stock, divided by (B) the number of shares of Remaining Series 6-A Preferred Stock. The Series 6-C Preferred Stock Number” initially equals 1,200,574,495. Any election by a Series 6 Majority shall be made by written notice to the Corporation and the other holders of Series 6-A Preferred Stock, and such notice may be given at any time through and including the time which is immediately prior to the closing of any Liquidation. Upon such election, all holders of the Series 6-A Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Series 6-A Preferred Stock into shares of Series 6-B Preferred Stock and Series 6-C Preferred Stock and such election shall bind all holders of Series 6-A Preferred Stock.

Each share of Series 6-C Preferred Stock shall be convertible, at the option of the holder thereof and without payment of any additional consideration, at the office of the Corporation or any transfer agent for such stock, into (x) the following specified number of fully paid and nonassessable shares (or that portion of a share) of the following series, in each case divided by (y) the Series 6-C Preferred Stock Number: (A) 30,759,422 shares of Series 1-A Preferred Stock, (B) 224,756,000 shares of Series 1-B Preferred Stock, (C) 269,780,532 shares of Series 1 Preferred Stock, (D) 66,023,602 shares of Series 2 Preferred Stock, (E) 15,435,835 shares of Common Stock.

Each share of Series 1-A, Series 1-B, Series 1, Series 2, Series 3 and Series 5 Preferred Stock is convertible at any time after the issuance date, at the option of the holder, into such shares of common stock as is determined by dividing (i) $0.10 in the case of the Series 1-A Preferred Stock, (ii) $0.125 in the case of the Series 1-B Preferred Stock, (iii) $0.0634 in the case of the Series 1 Preferred Stock, (iv) $0.09533 in the case of the Series 2 Preferred Stock, (v) $0.09533 in the case of the Series 3 Preferred Stock, and (vi) $0.118 in the case of the Series 5 Preferred Stock, by the conversion price applicable to such share , in effect at the time of conversion. The initial conversion price per share is $0.10, $0.125, $0.634, $0.09533, $0.09533 and $0.118 for Series 1-A, Series 1-B, Series 1, Series 2, Series 3 and Series 5, respectively.

Series 4-A and Series 4-D Automatic Conversion: At the earlier of (x) the written request by a Series 4-A Majority to redeem Series 4-B Preferred Stock, or (y) the written request of the Corporation provided it is delivered simultaneously with an irrevocable redemption request with respect to Series 4-B Preferred Stock, such conversion to be conditioned on the consummation of such redemption immediately after such conversion, upon such written request all shares of Series 4-A Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Series 4-B Preferred Stock and Series 4-C Preferred Stock as follows: (I) that number of shares of Series 4-A Preferred Stock equal to (A) the aggregate Series 4-A Accrued Base Return Amount for all such shares of Series 4-A Preferred Stock, divided by (B) $1,000, shall convert into Series 4-B Preferred Stock at the Series 4-B Conversion Rate, and (II) each share of Remaining Series 4-A Preferred Stock shall be converted into shares of Series 4-C Preferred Stock at the Series 4-C Conversion Rate. At the earlier of (x) the written request by a Series 4 Majority to redeem Series 4-E Preferred Stock, or (y) the written request of the Corporation provided it is delivered simultaneously with an irrevocable redemption request with respect to Series 4-E Preferred Stock, such conversion to be conditioned on the consummation of such redemption immediately after such conversion, upon such written request all shares of Series 4-D Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Series 4-E Preferred Stock and Series 4-F Preferred Stock as follows: (I) that number of shares of Series 4-D Preferred Stock equal to (A) the aggregate Series 4-D Accrued Base Return Amount for all such shares of Series 4-D Preferred Stock, divided by (B) $1,000, shall convert into Series 4-E Preferred Stock at the Series 4-E Conversion Rate, and (II) each share of Remaining Series 4-D Preferred Stock shall be converted into shares of Series 4-F Preferred Stock at the Series 4-F Conversion Rate.

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Series 4-C and Series 4-F Automatic Conversion: Immediately prior to any liquidation, if the shares of Series 4-C Preferred Stock are not redeemed in connection with such events, then each outstanding share of Series 4-C Preferred Stock shall be converted into, without payment of any additional consideration, the number of fully paid and nonassessable shares (or that portion of a share) of Series 3 Preferred Stock equal to (x) the Redemption Price for Series 4-C Preferred Stock, divided by (y) the Fair Market Value of a share of Series 3 Preferred Stock on the date of such conversion. Immediately prior to any liquidation, if the shares of Series 4-F Preferred Stock are not redeemed in connection with such events, then each outstanding share of Series 4-F Preferred Stock shall be converted into, without payment of any additional consideration, the number of fully paid and nonassessable shares (or that portion of a share) of Series 3 Preferred Stock equal to (x) the Redemption Price for Series 4-F Preferred Stock, divided by (y) the Fair Market Value of a share of Series 3 Preferred Stock on the date of such conversion.

Other Series Automatic Conversion: Each share of Series 1-A, Series 1-B, Series 1, Series 2, Series 3 and Series 5 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share, and each share of Series 6-A Preferred Stock and Series 6-C Preferred Stock shall automatically be converted into shares of Preferred Stock and Common Stock , immediately upon the earlier of, except as provided below, (i) the Corporation’s sale of its Common Stock in its first firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with Common Stock listed for trading on the New York Stock Exchange or the NASDAQ National Market, (y) where the public per-share offering price of Common Stock is not less than three times the Series 3 Initial Preference (as adjusted for stock splits, stock dividends, combinations, reclassification and the like) and (z) which results in aggregate cash proceeds to the Corporation in excess of $100,000,000 (net of underwriting discounts and commissions) and a minimum public float for the Common Stock of at least 20% (on a fully-diluted basis) (a “Qualified Public Offering”), or (ii) the date specified by written consent or agreement of the holders of a series 6 Majority.

Voting

The holders of Convertible Preferred Stock have one vote for each full share of common stock into which their respective shares of Convertible Preferred Stock would be convertible.

Redemption

On or after September 30, 2025, the Series 4 Majority may elect to have all of the then outstanding shares of Series 4-B and 4-E Preferred Stock redeemed for an amount in cash per share equal to the Series 4-B or Series 4-E Redemption Price, as applicable. At the earlier of a liquidation or September 30, 2025, the holders of at least a majority of the then outstanding shares of Series 4-C and Series 4-F Preferred Stock or Series 4-A and Series 4-D Preferred Stock (in the event that the Series 4-A and 4-D Preferred Stock have not yet been converted pursuant to Section 3(a)), voting as a separate class (a Series 4-C/F Majority) may elect to have all of the then outstanding shares (or the to-be outstanding shares, in the event that the Series 4-A and 4-D Preferred Stock has not yet been converted pursuant to Section 4(a) and shall be automatically converted prior to redemption pursuant to Section 4(b)) of Series 4-C and 4-F Preferred Stock redeemed. In such event, the Corporation shall, to the extent not prohibited by applicable law, redeem that number of shares of Series 4-C and 4-F Preferred Stock as requested for an amount in cash per share equal to the Series 4-C and 4-F Redemption Price. The price for each share of Series 4-B Preferred Stock (the Series 4-B Redemption Price) shall be an amount equal to the Series 4-B Preference Amount. The price for each share of Series 4-C Preferred Stock (the Series 4-C Redemption Price and together with the Series 4-B Redemption Price, each a Redemption Price) shall be an amount equal to the difference between (A) the Fair Market Value (as defined below) per share of Series 3 Preferred Stock as of the Redemption Date and (B) $0.162 (appropriately adjusted for any stock splits, dividends, combinations, recapitalizations and the like).

At any time after the later of September 30, 2025 or six months from the date no shares of Series 4 Preferred Stock are outstanding, at the election of the holders of at least a majority of the then outstanding shares of Series 3 Preferred Stock, the Corporation shall redeem the shares of Series 3 Preferred Stock, on a pro rata basis amount the holders, by paying in cash an amount per share equal to the Series 3 Initial Preference.

Other than in a liquidation, dissolution or winding up of the Company or the occurrence of a deemed liquidation event, the Series 1, 1-A, 1-B, 2 and 5 Preferred Stock are not redeemable.

Preferred Stock Price Adjustment

The Company’s articles of incorporation contain “down-round” protection for the Series 5, 3, 2 ,1, 1-B, and 1-A preferred stock. When additional shares of common stock are issued or sold, other than as a dividend or other distribution, for an effective price less than the then-existing conversion price, then and in each such case the then-existing conversion price is reduced to a price equal to the price per share received by the Company for the common stock issuance or sale.

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10.	Stock Option Plan and Share-Based Compensation

In 2003, the Company adopted the 2003 Stock Incentive Plan (the Plan) pursuant to which 8,061,084 shares of common stock were originally authorized for issuance of stock awards to employees, directors and consultants. Stock awards granted under the Plan may be (i) Incentive Stock Options (ISOs), (ii) Nonqualified Stock Options (NSOs), (iii) Restricted Stock Awards or (iv) Stock Appreciation Rights, as determined by the Board at the time of grant. ISOs may be granted only to employees. Stock awards other than ISOs may be granted to employees, directors and consultants. An ISO or NSO generally expires no later than 10 years from the date of grant (five years for ISOs when the grantee owns more than 10% of the voting power of all classes of stock). Options generally vest 25% one year from the vesting commencement date and 1/48th per month thereafter.

The deemed fair value per share is determined by the Board at each grant date, based on input from management and a third-party valuation firm. Options may be granted at an exercise price not less than 100% of fair market value for ISOs (110% of fair market value for grants to individuals holding more than 10% of the voting rights of all classes of stock) or 85% of the fair market value for NSOs. Subject to certain restrictions as defined in the Plan and the option agreement, the Company may repurchase any or all of the unvested shares acquired by the option holder and has a right of first refusal on any or all of the vested shares acquired by the option holder.

In 2012, the Company adopted the 2012 Equity Incentive Plan (the 2012 Plan) pursuant to which the original maximum aggregate number of shares that may be subject to award is (i) any shares that have been reserved but not issued from the Plan, and (ii) any shares subject to stock options granted in the Plan that expire without being exercised in full and shares that are forfeited up to 105,039,928 shares to employees, directors and consultants. Stock awards granted under the Plan may be (i) Incentive Stock Options (ISOs), (ii) Nonstatutory Stock Options, (iii) Restricted Stock, (iv) Restricted Stock Units or (v) Stock Appreciation Rights, as determined by the Company’s Board of Directors (the Board) at the time of grant. ISOs may be granted only to employees. Stock awards other than ISOs may be granted to service providers. The term of each Option will be no more than 10 years from the date of grant (five years for ISOs when the grantee owns more than 10% of the voting power of all classes of stock). Options generally vest 25% one year from the vesting commencement date and 1/48th per month thereafter.

The Board may, from time to time and at its sole discretion, increase the number of shares of common stock authorized under the Plan. At both December 31, 2024 and 2023, 240,405,648 shares of common stock are authorized under the plans.

The following table summarizes the activity under the Plans for the indicated periods:

	Number of Options Outstanding	Weighted Average Exercise Price Per Share

Balance at January 1, 2023	138,364,797	$0.01
Granted	-	$0.00
Exercised	(1,708,250)	$0.01
Forfeited	(69,319,686)	$0.01

Balance at December 31, 2023	67,336,861	$0.01
Granted	-	$0.00
Exercised	-	$0.00
Forfeited	(18,318,371)	$0.01

Balance at December 31, 2024	49,018,490	$0.01

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There were 114,181,226 and 95,862,855 shares available for grant under the Plans as of December 31, 2024 and 2023, respectively. There were 45,187,162 and 54,414,501 options exercisable as of December 31, 2024 and 2023, respectively.

The weighted average remaining contractual life of outstanding options as of December 31, 2024 and 2023, was 1.74 years and 2.52 years, respectively.

The intrinsic value of options outstanding and exercisable as of December 31, 2024 and 2023 was $0.

The assumptions used in the Black-Scholes option pricing model were determined as follows:

	2024	2023

Expected stock price volatility	35.0%	30.0%
Weighted-average risk-free interest rate	4.7%	5.4%
Dividend yield	0%	0%
Expected term (in years)	1.0	1.0

Volatility. Since the Company is not a publicly-traded entity and therefore has limited historical data on volatility of its stock, expected volatility is based on the volatility of the stock of similar publicly-traded entities. In evaluating similarity, the Company considered factors such as industry, stage of life cycle, size, and financial leverage.

Risk-free interest rate. The risk-free rate that the Company uses is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Expected life. As the Company does not have sufficient historical exercise activity to estimate expected life, the expected life of options granted was determined using the “simplified” method, as illustrated in the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 107, as amended by SAB No. 110. Under this approach, the expected term is presumed to be the average of the weighted average vesting term and the contractual term of the option.

Dividend yield. The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero.

ASC 718, Stock Compensation, also requires the Company to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

The stock-based employee compensation expense recorded for awards under the stock option plans, net of estimated forfeitures, was $26,227 and $99,175 for the years ended December 31, 2024 and 2023, respectively, and was recorded in general and administrative expense in the accompanying financial statements. No tax benefit was recognized related to share-based compensation expense since the Company has incurred operating losses and has established a full valuation allowance to offset all the potential tax benefits associated with its net deferred income tax assets.

As of December 31, 2024, there was $81,331 of total unrecognized compensation expense related to unvested stock options for employees. This expense is expected to be recognized over a weighted-average period of 1.74 years.

In January 2023, the Company adopted an Executive Retention and Change of Control Bonus Plan and a Long-Term Service Change of Control Bonus Plan in which certain key individuals can receive bonuses upon a change in ownership.

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11.	Notes Receivable from Shareholders

The Company has an outstanding note receivable from a shareholder totaling $262,939 at December 31, 2024 and 2023, for the purpose of assisting the individual in purchasing shares of common stock of the Company. The note is recorded in shareholders’ deficit as the note is secured by the common stock purchased. The note bears an annual interest rate of 2%, and principal and interest are due in lump sums beginning on August 2017, the earlier of January 2027 or a change of control in the Company. The 2017 maturity date payments are delinquent and have not yet been paid as of the date of this report; however, management deems the notes to be 100% collectible.

In connection with the merger of Phoenix in 2015, the Company assumed a note receivable from a certain former employee of Phoenix, who is currently employed with the Company. The promissory note totals $661,216 at both December 31, 2024 and 2023, and bears interest at 0.48% per annum. The note is due on the earlier of (i) December 20, 2026, (ii) a change in control of the Company, (iii) the Company effecting an IPO, or (iv) the closing of any private sale of the pledged common stock. The note is recorded in shareholders’ deficit.

12.	Income Taxes

The income tax provision presented in the statements of operations is $36,923 and $36,759 for the years ended December 31, 2024 and 2023, respectively, of which $0 and $0, respectively, is a deferred tax provision (benefit).

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income tax assets (liabilities) are as follows as of December 31:

	2024	2023

Net operating loss carryforwards	$26,094,740	$25,742,549
Interest limitation	5,568,203	3,427,596
Deferred revenue	85,542	1,084,595
Operating lease liability	51,486	70,579
Operating lease right-of-use asset	(50,361)	(69,543)
Deferred customer acquisition and fulfillment costs	(336,855)	(752,993)
Other, net	835,831	382,557
Valuation allowance	(32,248,586)	(29,885,340)

Net deferred tax assets	$-	$-

Realization of net deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,363,246 and $2,613,761 during 2024 and 2023, respectively.

As of December 31, 2024 and 2023, the Company has federal net operating loss carryforwards of approximately $108 million and $106 million, respectively. As of December 31, 2024 and 2023, the Company has state net operating loss carryforwards of approximately $59 million and $64 million, respectively. The NOL carryforwards began to expire in 2026.

Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. Accordingly, the Company’s ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such ownership changes.

The Company follows Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109, as codified in FASB ASC 740-10, Income Taxes. As of December 31, 2024 and 2023, the Company did not have any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. Because no tax liabilities exist, no tax-related interest and penalties have been expensed in the statements of operations during 2024 and 2023 or accrued as a liability in the balance sheets as of December 31, 2024 and 2023. The Company does not expect significant change in the next twelve months.

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The Company considers the need to file tax returns as prescribed by the tax laws of the jurisdictions in which it operates. The Company files the U.S. federal and multi-state tax returns. In the normal course of business, the Company is subject to examination by federal, state and local jurisdictions, where applicable. All of the Company’s tax years will remain open for examination by federal and state authorities for three and four years, respectively, from the date of utilization of any net operating losses.

13.	Employee 401(k) Plan

All eligible employees of the Company are covered under the qualified 401(k) Plan of Medsphere. The Plan is a defined contribution plan which provides for voluntary employee contributions as well as discretionary matching allocations by the employer as set forth by the Plan. The Plan covers substantially all full-time employees who meet the Plan’s eligibility requirements as defined by the Plan. The Company recorded $0 of discretionary contributions for the years ended December 31, 2024 and 2023, respectively.

14.	Subsequent Events

The Company has evaluated events and transactions that have occurred from January 1, 2025 through September 23, 2025, the date these financial statements were available to be issued.

On June 30, 2025, the Company reorganized into a holding company structure, pursuant to which the Company became a wholly-owned subsidiary of Medsphere Intermediate Holdings, LLC (Intermediate), which is a wholly-owned subsidiary of Medsphere Holdco Inc. (Holdco). The designations, rights, powers and preferences, and the qualifications, limitations and restrictions, of the Holdco common stock and each series of the Holdco preferred stock are the same as those of the Company’s prior common stock and the corresponding series of the Company’s prior preferred stock, respectively. All prior outstanding warrants and options to purchase the Company’s stock became options and warrants to purchase Holdco stock for the same number of shares (and type) of Holdco stock. As of June 30, 2025, the Company has 100 shares of common stock ($.001 par value) authorized, issued and outstanding, all 100 shares of which are owned by Intermediate.

On August 22, 2025, CareCloud Holdings, Inc (Holdings), a wholly-owned subsidiary of CareCloud, Inc., purchased certain of the Company’s assets. The aggregate purchase price for the acquisition was $16,500,000, plus the assumption of certain liabilities. The purchase price was comprised of: (i) $8,250,000 in cash, subject to provisions as set forth in the agreement and (ii) $8,250,000 payable by Holdings to the Company’s secured bank lender pursuant to a deferred payment agreement, bearing interest at a rate of 12% per year with a maturity date of February 20, 2026 (which was paid on September 3, 2025).

On June 2, 2025, July 7, 2025, August 11, 2025 and August 22, 2025, the Company entered into forbearance agreements related to the 2021 Note Payable and 2021 Revolving Loan. In two of these agreements the Company agreed to an additional $5,000,000 exit fee, totaling $10,000,000. The forbearance agreements also extended the forbearance periods, and the most recent forbearance agreement extends the forbearance period to October 24, 2025.

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